Exhibit 99.4

MIDWEST BANC HOLDINGS, INC.

EXCHANGE OFFER

NOTICE TO CORPORATE ACTION AND
REORGANIZATION DEPARTMENTS

BROKER ALERT

For Depositary Shares

CUSIP — 598251205 — Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock

Exchange Offer and Concurrent Proxy Solicitation

Midwest Banc Holdings, Inc. is conducting an exchange offer for all the issued and outstanding Depositary Shares representing its Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock. In connection with the exchange offer for the Depositary Shares, Midwest Banc Holdings, Inc. is conducting two different solicitations for voting instructions and proxies. Accordingly, you will be required to send to holders of Depository Shares, in addition to the prospectus and other exchange offer documents, two proxy statements:

1)	the “Preferred Proxy Statement,” which relates to proposals to be voted upon by holders of Depositary Shares; and

2)	the “Common Proxy Statement,” which relates to proposals to be voted upon by holders of Common Stock.

Questions?

Questions relating to the exchange offer and related voting instructions and proxy solicitations should be directed to the Information Agent, Morrow & Co., LLC. Brokers should call (203) 658-9400 and Shareholders should call (800) 483-1314.

Q.	What will be mailed to holders of Depositary Shares?

A.	As a result of the related voting instruction and proxy solicitations we are sending you two proxy statements to be mailed along with the prospectus relating to the Exchange Offer. If Broadridge mails offering material on your behalf, please be advised that the Reorganization area of Broadridge is mailing the prospectus relating to the Exchange Offer and both proxy statements to holders of Depositary Shares.

Q.	When is the record date for the Preferred Proxy Statement?

A.	November 27, 2009 (the “Record Date”). Holders of Depositary Shares held as of the Record Date are entitled to vote ALL of their shares that they held as of the Record Date in connection with the solicitation of voting instructions, even if they own a lesser amount of shares at the expiration of the offer, and must vote any shares that they tender in the Exchange Offer.

Q.	What is the Common Proxy Statement? When is the record date for the Common Proxy Statement?

A.	When Depositary Shares are exchanged, the tendering holders also must give a proxy to vote the shares of Common Stock received in the exchange with respect to the actions outlined in the Common Proxy Statement. The record date for the Common Proxy Statement will be the settlement date of the Exchange Offer and after the Depositary Shares have been exchanged into Common Stock.

Q.	Does whether or not a holder votes in favor of the proposals contained in the proxy statements affect their ability to tender?

A.	In order to validly tender Depositary Shares, Record Date holders must vote in favor of each of the proposals set forth in the Preferred Proxy Statement and in the Common Proxy Statement, and non-Record Date holders must vote in favor of each of the proposals set forth in the Common Proxy Statement. A holder that wishes to abstain from voting or vote against any of the proposals may not tender shares in the exchange offer.

Q.	How do Corporate Action Departments consent using DTC’s ATOP system? May a holder exchange and withhold their voting instruction or proxy?

A.	Holders that give their instructions to exchange are also giving their instructions to vote their Depositary Shares as long as they held their Depositary Shares on the Record Date. There are two Contra-CUSIPS and related ATOP options that can be used to exchange Depositary Shares for Common Stock. A Record Date holder that exchanges its Depositary Shares must also vote in favor of the proposals outlined in the Preferred Proxy Statement and the Common Proxy Statement, and a non-Record Date holder that exchanges its Depositary Shares must also vote in favor of the proposals outlined in the Common Proxy Statement.

1. Contra CUSIP #1: FOR RECORD DATE HOLDERS

This allows you to tender a Record Date holder’s instructions to exchange their Depositary Shares. This also will serve as providing voting instructions to the Depository for the Depositary Shares to vote on the actions outlined in the Preferred Proxy Statement and authorizing the giving of a proxy to vote on the proposals outlined in the Common Proxy Statement. A Record Date holder CANNOT give instructions to exchange Depositary Shares and vote against or abstain from voting on any proposal outlined in the Preferred Proxy Statement and the Common Proxy Statement.

2. Contra CUSIP #2: FOR NON-RECORD DATE HOLDERS ONLY

This allows you to tender shares in to the Exchange Offer for a non-Record Date holder ONLY. This ATOP option is only to be used for holders of Depository Shares who did not hold their shares as of the Record Date. A non-Record Date holder CANNOT give instructions to exchange Depositary Shares and vote against or abstain from voting on any proposal outlined in the Common Proxy Statement.

Q.	How does a Corporate Action or Reorganization Department issue voting instructions outside of DTC’s ATOP system?

A.	The Letter of Transmittal includes a detachable Voting Instruction Form. Brokers may use this detachable Voting Instruction Form from the Letter of Transmittal to execute voting instructions (complete with medallion stamp) from holders of Depositary Shares that have given instructions to vote without tendering those shares for exchange.

Q.	What if a shareholder owns fewer shares when it gives instructions to exchange than they did on the Record Date for the Preferred Proxy Statement? Don’t they still have voting authority over their Record Date position?

A.	Yes, they are entitled to vote all of their Record Date shares. However, the first ATOP option can only be used for the shares they are exchanging. In order to vote the balance of their Record Date shares, a broker will need to complete the detachable Voting Instruction Form referenced above (complete with medallion stamp) and send it to the exchange agent, Illinois Stock Transfer Company.

Due to the high likelihood that Depositary Shares will be traded throughout the offering period, we urge brokers to seek voting instructions from those holders who seek to exchange a lesser amount of shares at expiration than they owned as of the Record Date for the Preferred Proxy Statement.

Q.	What is the Exchange Agent’s Contact Information?

ILLINOIS STOCK TRANSFER COMPANY

209 West Jackson Boulevard
Suite 903
Chicago, Illinois 60606
Toll Free: (800) 757-5755

Q.	Is any extraordinary action required with respect to the Common Proxy Statement?

A.	When Depositary Shares are exchanged, the tendering holders also must give a proxy to vote the shares of Common Stock received in the exchange with respect to the actions outlined in the Common Proxy Statement. As a result, back offices exchanging Depositary Shares will not be asked to take extraordinary action with regard to the Common Proxy Statement.

PLEASE NOTE — Current Midwest Banc Holdings, Inc. Common Shareholders:

Once the Exchange Offer is complete and a record date is established in connection with the Common Proxy Statement, Midwest Banc Holdings, Inc. holders of Common Stock will be mailed proxy material in connection with the Common Proxy Statement. This mailing will be handled by Broadridge’s Proxy side, as is typical in most proxy voting situations.